Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Oasis Petroleum Inc. of our report dated February 26, 2015 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Oasis Petroleum Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
July 31, 2015